EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investors:
Michael Gluk, 512-391-3906
Sr. Vice President and CFO
michael.gluk@arthrocare.com
or
Media:
Howard Zar, 917-913-2373
howardzar@yahoo.com

ArthroCare Board of Directors Extends Share Repurchase Plan

AUSTIN, Texas--February 26, 2008 -- ArthroCare Corp. (Nasdaq: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products today announced that its Board of Directors has approved the additional repurchase of up to $75 million of its outstanding common stock. The company has fully utilized its prior share repurchase authorization. The company said that the shares may be purchased from time to time at prevailing prices in the open market, by block purchases, or in privately-negotiated transactions. The timing and amount of shares repurchased will be determined by the company's management based on its evaluation of market conditions and other factors. The company had approximately 26.8 million shares outstanding as of December 31, 2007.

"We continue to generate excess cash and view the return of funds to investors through share repurchase as a way to enhance shareholder value, particularly when valuations are attractive" said Mike Baker, president and chief executive officer of ArthroCare.

Founded in 1993, ArthroCare Corp. (www.arthrocare.com) is a highly innovative, multi-business medical device company that develops, manufactures and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare's products are based on its patented Coblation technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue - minimizing damage to healthy tissue. Used in more than four million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic and gynecologic procedures. ArthroCare also has added a number of novel technologies to its portfolio, including Opus Medical sports medicine, Parallax spine and Applied Therapeutics ENT products, to complement Coblation within key indications.

Safe Harbor Statements
Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the Company's stated business outlook for fiscal 2007, continued strength of the Company's fundamental position, the strength of the Company's technology, the Company's belief that strategic moves will enhance achievement of the Company's long term potential, the potential and expected rate of growth of new businesses, continued success of product diversification efforts, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to the uncertainty of success of the Company's non-arthroscopic products, competitive risk, uncertainty of the success of strategic business alliances, uncertainty over reimbursement, need for governmental clearances or approvals before selling products, the uncertainty of protecting the Company's patent position, and any changes in financial results from completion of year-end audit activities. These and other risks and uncertainties are detailed from time to time in the Company's Securities and Exchange Commission filings, including ArthroCare's Form 10-Q for the quarter ended September 30, 2007 and its Form 10-K for the year ended December 31, 2006. Forward-looking statements are indicated by words or phrases such as "anticipates," "estimates," "projects," "believes," "intends," "expects," and similar words and phrases. Actual results may differ materially from management expectations.